Exhibit 99.1

Contact:
Randle Reece
Director, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Quarterly revenue of $509 million;

GAAP EPS of $0.84 and adjusted EPS of $0.63

SAN DIEGO – (February 15, 2018) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its fourth quarter and full year 2017 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2017	% Change Q4 2016	Full Year 2017	% Change Full Year 2016
Revenue	$509.1	4%	$1,988.5	5%
Gross profit	$162.1	2%	$644.4	4%
Net income	$41.2	56%	$132.6	25%
Diluted EPS	$0.84	56%	$2.68	25%
Adj. diluted EPS*	$0.63	2%	$2.56	5%
Adjusted EBITDA*	$64.4	6%	$256.4	8%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	AMN Healthcare delivered another record year in 2017, achieving milestone levels for revenue and profitability.

•	MSP revenue reached $800 million in 2017, representing 40% of consolidated revenue.

•	Nurse and Allied segment grew full year revenue 5% year over year, with 8% growth excluding labor disruption staffing.

•	Fourth quarter consolidated revenue of $509 million increased 4% year over year; Travel Nurse revenue up by 8%, and Travel Allied up 6%.

•	Executed a new $400 million revolving credit facility, adding long-term liquidity for further investment in growth opportunities.

•	The Company’s effective income tax rate is expected to be approximately 29% for 2018 due to the Tax Cuts and Jobs Act.

“In 2017, AMN Healthcare achieved many new milestones, while partnering with our clients and healthcare professionals to enable the delivery of quality patient care every day. As a result we hit new highs in revenue and earnings and delivered a total shareholder return of 28%,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “This performance is a direct result of our organization’s unwavering focus on providing exceptional service in an unpredictable year for the healthcare industry. We are grateful for the incredible efforts of everyone on the AMN team, which made strides in broadening our portfolio of solutions and making an impact in the communities we serve.”

“AMN enters 2018 uniquely positioned as the most capable partner and go-to problem-solver to help our clients balance their labor supply, cost and flexibility,” added Ms. Salka. “With favorable economic and macro conditions along with the best talent and solutions in the industry, we are set up well for another year of growth.”

Fourth Quarter 2017 Results

Consolidated revenue for the quarter was $509 million, a 4% increase over prior year and 3% higher than the third quarter of 2017.

Revenue for the Nurse and Allied Solutions segment was $321 million, higher by 4% year over year and up 6% sequentially. The Travel Nurse division continued to perform well with revenue up 8% year over year and 6% sequentially. Allied division revenue increased 6% year over year and 2% sequentially.

Locum Tenens Solutions segment revenue was $108 million, up 4% year over year and down 3% on a sequential basis. Other Workforce Solutions segment revenue was $80 million reflecting an increase of 5% year over year and down 1% sequentially, with year-over-year growth driven by the interim leadership, VMS, health information management and workforce optimization businesses, partially offset by declines in the permanent placement businesses.

Gross margin was 31.8%, lower by 70 basis points year over year and 50 basis points sequentially. The year-over-year gross margin decline was due primarily to lower bill-to-pay spreads in Locum Tenens and a business mix change in the Other Workforce Solutions segment. The sequential gross margin decline was driven primarily by the lower Locum Tenens gross margin and a seasonal business mix shift.

SG&A expenses were $100 million, or 19.7% of revenue, compared with $101 million, or 20.7% of revenue, in the same quarter last year. Expenses as a percentage of revenue decreased year over year due to improved operating leverage. SG&A was $101 million, or 20.3% of revenue, in the previous quarter.

Net income was $41 million, or $0.84 per diluted share, compared with $26 million, or $0.54 per diluted share, in the same quarter last year. Adjusted net income per diluted share was $0.63. Adjustments exclude amortization of intangible assets, acquisition and integration costs, net of tax, and a one-time income tax benefit from the Tax Cuts and Jobs Act. Adjusted EBITDA was $64 million, a year-over-year increase of 6%. Adjusted EBITDA margin was 12.6%, representing a 10 basis point increase both year over year and on a sequential basis.

During the fourth quarter of 2017, the Company repurchased 300,000 shares of our common stock at an average price of $43.52 per share, resulting in an aggregate purchase price of $13 million.

Full Year 2017 Results

Full year 2017 consolidated revenue was $1,988 million, an increase of 5% from prior year. Nurse and Allied Solutions segment revenue was $1,239 million, a year-over-year increase of 5%. Locum Tenens Solutions segment revenue was $431 million, 2% growth compared with the prior year. Other Workforce Solutions segment revenue was $319 million, an annual increase of 9%.

Full year gross margin was 32.4% compared with 32.6% for the prior year. The decrease was due to lower bill to pay spreads in the Locum Tenens Solutions segment and an unfavorable change in business mix in our Other Workforce Solutions segment, partially offset by higher gross margin in the Nurse and Allied Solutions segment driven primarily by lower direct costs during 2017.

Full-year SG&A expenses were $400 million, representing 20.1% of revenue compared with 20.9% for the prior year. The decrease in SG&A margin was due primarily to operating leverage on the revenue growth.

Full-year net income was $133 million, and net income per diluted common share was $2.68. Adjusted net income per diluted common share was $2.56. Adjustments excluded amortization of intangible assets, acquisition and integration costs, net of tax, excess tax benefits relating to a change in stock compensation accounting, and a one-time income tax benefit from the Tax Cuts and Jobs Act. Full-year adjusted EBITDA grew 8% to $256 million. Adjusted EBITDA margin of 12.9% in fiscal 2017 represented a 40 basis point increase over prior year.

At December 31, 2017, cash and cash equivalents totaled $15 million. Cash flow from operations was $19 million for the quarter and $115 million for the full year. Capital expenditures were $9 million in the quarter and $27 million for the year. The Company ended the year with total debt outstanding of $325 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.3 to 1.

As noted in a previously issued press release, on February 9, 2018, the Company entered into a new $400 million revolving credit facility, replacing the previous $275 million credit facility. This five-year agreement includes lower pricing and improved terms.

First-Quarter 2018 Outlook

Metric	Guidance*
Consolidated revenue	$516 - $522 million
Gross margin	32.0%
SG&A as percentage of revenue	20.0%
Adjusted EBITDA margin	12.5-13.0%

*	Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Projected year-over-year growth of revenue in the first quarter of 2018 is approximately 5%. Travel Nurse Staffing, our largest business, is expected to grow revenue 9% year over year. No labor disruption revenue is included in the first quarter guidance, nor was there any in the prior-year quarter.

With the recent passage of the Tax Cuts and Jobs Act, the Company estimates its effective income tax rate will be approximately 29% in 2018. Implementing regulations are pending and could change our expectations about how to apply the new law.

Conference Call on February 15, 2018

AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its fourth quarter and full year 2017 financial results on Thursday, February 15, 2018, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 288-0329 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on February 15, 2018, and can be accessed until 11:59 p.m. Eastern Time on February 28, 2018, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 443225.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, medical coding and consulting, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, our guidance for first quarter 2018 revenue, gross margin, SG&A expenses as a percentage of revenue, growth in the Travel Nurse business, adjusted EBITDA margin, income tax rate, macro and economic trends and our positioning for growth. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements.

Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Director, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Revenue	$509,076	$487,858	$494,406	$1,988,454	$1,902,225
Cost of revenue	346,984	329,252	334,867	1,344,035	1,282,501

Gross profit	162,092	158,606	159,539	644,419	619,724

Gross margin	31.8%	32.5%	32.3%	32.4%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	100,375	101,113	100,579	399,700	398,472
SG&A as a % of revenue	19.7%	20.7%	20.3%	20.1%	20.9%

Depreciation and amortization	8,520	7,732	8,132	32,279	29,620

Total operating expenses	108,895	108,845	108,711	431,979	428,092

Income from operations	53,197	49,761	50,828	212,440	191,632
Operating margin (1)	10.4%	10.2%	10.3%	10.7%	10.1%

Interest expense, net, and other	4,782	6,400	4,837	19,677	15,465

Income before income taxes	48,415	43,361	45,991	192,763	176,167

Income tax expense	7,248	17,010	17,863	60,205	70,329

Net income	$41,167	$26,351	$28,128	$132,558	$105,838

Net income as a % of revenue	8.1%	5.4%	5.7%	6.7%	5.6%

Other comprehensive income (loss):

Foreign currency translation and other	13	102	(73)	(98)	267
Cash flow hedge, net of income taxes	—	260	—	(15)	(83)

Other comprehensive income (loss)	13	362	(73)	(113)	184

Comprehensive income	$41,180	$26,713	$28,055	$132,445	$106,022

Net income per common share:
Basic	$0.86	$0.55	$0.59	$2.77	$2.21

Diluted	$0.84	$0.54	$0.57	$2.68	$2.15

Weighted average common shares outstanding:
Basic	47,618	47,806	47,912	47,807	47,946

Diluted	49,281	49,208	49,445	49,430	49,267

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data and operating data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Revenue
Nurse and allied solutions	$321,360	$307,898	$302,933	$1,238,543	$1,185,095
Locum tenens solutions	108,142	103,822	111,415	430,615	424,242
Other workforce solutions	79,574	76,138	80,058	319,296	292,888

	$509,076	$487,858	$494,406	$1,988,454	$1,902,225

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$48,154	$43,262	$40,807	$182,792	$161,779
Locum tenens solutions	12,394	15,123	14,438	51,422	58,757
Other workforce solutions	19,366	21,139	19,890	81,154	77,450

	79,914	79,524	75,135	315,368	297,986
Unallocated corporate overhead	15,545	18,649	13,438	58,954	61,109

Adjusted EBITDA (3)	64,369	60,875	61,697	256,414	236,877
Adjusted EBITDA margin (4)	12.6%	12.5%	12.5%	12.9%	12.5%

Depreciation and amortization	8,520	7,732	8,132	32,279	29,620
Share-based compensation	2,517	2,604	2,477	10,237	11,399
Acquisition and integration costs	135	778	260	1,458	4,226

Income from operations	53,197	49,761	50,828	212,440	191,632
Interest expense, net, and other	4,782	6,400	4,837	19,677	15,465

Income before income taxes	48,415	43,361	45,991	192,763	176,167
Income tax expense	7,248	17,010	17,863	60,205	70,329

Net income	$41,167	$26,351	$28,128	$132,558	$105,838

GAAP diluted net income per share (EPS)	$0.84	$0.54	$0.57	$2.68	$2.15
Adjustments:
Amortization of intangible assets	0.10	0.10	0.09	0.38	0.37
Acquisition and integration costs	0.00	0.01	0.01	0.03	0.09
Debt financing related costs	0.00	0.02	0.00	0.00	0.02
Tax effect on above adjustments	(0.04)	(0.05)	(0.04)	(0.16)	(0.19)
Tax law effect on deferred taxes (5)	(0.27)	0.00	0.00	(0.26)	0.00
Excess tax benefits (5)	0.00	0.00	0.00	(0.11)	0.00

Adjusted diluted EPS (6)	$0.63	$0.62	$0.63	$2.56	$2.44

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Gross Margin
Nurse and allied solutions	27.4%	27.3%	27.3%	27.6%	26.9%
Locum tenens solutions	29.3%	30.8%	30.1%	30.0%	31.1%
Other workforce solutions	53.1%	55.7%	54.1%	54.5%	57.8%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (7)	9,234	8,764	8,817	8,969	8,508
Locum tenens solutions
Days filled (8)	56,591	57,008	58,881	229,375	235,854
Revenue per day filled (9)	$1,911	$1,821	$1,892	$1,877	$1,799

	As of December 31,		As of September 30,
	2017	2016	2017
Leverage ratio (10)	1.3	1.6	1.3

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$15,147	$19,625	$10,622
Accounts receivable, net	350,496	343,596	341,977
Accounts receivable, subcontractor	41,012	37,200	49,233
Prepaid and other current assets	67,498	42,052	48,796

Total current assets	474,153	442,473	450,628

Restricted cash, cash equivalents and investments	64,315	34,380	31,287
Fixed assets, net	73,431	68,188	59,954
Other assets	74,366	73,962	57,534
Goodwill	340,596	340,596	341,754
Intangible assets, net	227,096	231,791	245,724

Total assets	$1,253,957	$1,191,390	$1,186,881

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$130,319	$117,934	$137,512
Accrued compensation and benefits	121,423	111,984	107,993
Current portion of notes payable, less unamortized fees	—	—	3,750
Deferred revenue	8,384	9,609	8,924
Other current liabilities	5,146	5,440	16,611

Total current liabilities	265,272	244,967	274,790

Notes payable, less unamortized fees	319,843	319,652	359,192
Deferred income taxes, net	27,036	11,899	21,420
Other long-term liabilities	79,279	82,673	82,096

Total liabilities	691,430	659,191	737,498

Commitments and contingencies

Stockholders’ equity	562,527	532,199	449,383

Total liabilities and stockholders’ equity	$1,253,957	$1,191,390	$1,186,881

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Net cash provided by operating activities	$18,880	$47,031	$25,594	$115,262	$131,851
Net cash used in investing activities	(10,002)	(16,091)	(3,823)	(33,446)	(257,362)
Net cash provided by (used in) financing activities	(13,369)	(36,128)	(24,951)	(77,193)	126,290
Effect of exchange rates on cash	13	102	(73)	(98)	267

Net increase (decrease) in cash and cash equivalents	(4,478)	(5,086)	(3,253)	4,525	1,046
Cash and cash equivalents at beginning of period	19,625	15,708	22,878	10,622	9,576

Cash and cash equivalents at end of period	$15,147	$10,622	$19,625	$15,147	$10,622

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Adjusted EBITDA Margin to

Guidance Operating Margin

(unaudited)

	Three Months Ending
	March 31, 2018
	Low(11)		High(11)
Adjusted EBITDA margin	12.5%		13.0%
Deduct:
Share-based compensation		0.6%
EBITDA margin	11.9%		12.4%

Depreciation and amortization		1.5%

Operating margin	10.4%		10.9%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.

(3)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(5)	The consolidated effective tax rate for the three and twelve months ended December 31, 2017 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $68,000 and $5,449,000 for the three and twelve months ended December 31, 2017, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded their impact on adjusted diluted EPS for the three and twelve months ended December 31, 2017. In addition, during the quarter ended December 31, 2017, we recorded a discrete net tax benefit of $14,039,000 and a discrete tax expense of $1,000,000 from a remeasurement of our deferred tax assets and liabilities related to the impact of the Tax Cuts and Jobs Act and prior period share based awards, respectively. We excluded these non-cash items from adjusted diluted EPS for the three and twelve months ended December 31, 2017 as they were unrelated to our current year’s income before taxes.
(6)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of (A) amortization of intangible assets, (B) acquisition and integration costs, (C) deferred financing costs, (D) tax effect, if any, of the foregoing adjustments, (E) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, and (F) discrete tax benefit from the Tax Cuts and Jobs Act’s corporate rate reduction on the Company’s deferred tax assets and liabilities and discrete tax expense from prior period share-based awards. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(7)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(8)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(9)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.
(10)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(11)	Guidance percentage metrics are approximate.